FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2013, INCLUDING RECORD REVENUE AND A 43% INCREASE IN ADJUSTED EBITDA

San Antonio, Texas and Denver, Colorado (November 14, 2013) – EnerJex Resources, Inc. (OTCMarkets: ENRJ) (“EnerJex” or the “Company”) announced today that it has filed its SEC Form 10-Q for the quarter ended September 30, 2013. A copy of this document is available through the Company’s website at www.enerjex.com.

Highlights for the third quarter include the following:

▪	Completion of EnerJex’s previously announced merger with Black Raven Energy, Inc. based on equity consideration of $0.70 per share of EnerJex’s common stock. The merger transaction closed at the end September and the Company’s income statement will reflect the combined results of both companies beginning in the fourth quarter.

▪	Expansion of EnerJex’s senior credit facility from $50 million to $100 million and a borrowing base increase of nearly 100% to $38 million.

▪	Production of 25,933 barrels of oil, a 13% increase compared to the prior year excluding production from certain properties that were assigned to outside general partners upon the dissolution of Rantoul Partners at the end of 2012.

▪	Revenue of $2.7 million, a 37% increase compared to the prior year excluding revenue from certain properties that were assigned to outside general partners upon the dissolution of Rantoul Partners at the end of 2012.

▪	Adjusted earnings before interest, income tax, depreciation and amortization (“EBITDA”) of $1,162,781, a 43% increase compared to the prior year.

▪	Adjusted net income of $540,472, a 132% increase compared to the prior year.

▪	Completion of drilling 8 new oil wells and 5 new secondary recovery water injection wells in the Company’s Mississippian Project located in Southeast Kansas with a 100% success rate.

▪	Completion of drilling 16 new oil wells and 13 new secondary recovery water injection wells in the EnerJex’s Cherokee Project located in Eastern Kansas with a 100% success rate.

4040 Broadway Street, Suite 508  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.463.9297 | WWW.ENERJEX.COM

Production volumes during the three months ended September 30, 2013 were 25,933 barrels of oil compared to 26,038 barrels of oil during the three months ended September 30, 2012. Excluding production from certain properties that were assigned to outside general partners upon the dissolution of Rantoul Partners at the end of 2012, production was approximately 22,951 barrels of oil during the three months ended September 30, 2012.

Revenue was $2,694,506 for the third quarter of 2013 compared to $2,252,681 for the third quarter of 2012. Excluding revenue from certain properties that were assigned to outside general partners upon the dissolution of Rantoul Partners at the end of 2012, revenue was approximately $1,961,516 for the third quarter of 2012. The Company realized an average oil price of $103.90 during the third quarter of 2013 compared to $86.52 during the third quarter of 2012.

Lease operating expenses were $916,567 or $35.34 per net barrel of oil produced during the three months ended September 30, 2013 compared to $807,887 or $31.03 per net barrel of oil produced during the three months ended September 30, 2012.

Operating income was $669,843 for the third quarter of 2013 compared to operating income of $355,973 for the third quarter of 2012.

EBITDA was $2,407 during the three months ended September 30, 2013 compared to ($715,312) during the three months ended September 30, 2012. Adjusted to exclude the effect of derivative contracts (oil hedges), EBITDA was $1,162,781 during the three months ended September 30, 2013 compared to $813,815 in the same period last year.

Net income was ($619,902) for the third quarter of 2013 compared to net income of ($1,296,049) during the third quarter of 2012. Adjusted to exclude the effect of derivative contracts (oil hedges), net income was $540,472 for the third quarter of 2013 compared to $233,078 in the same period last year.

Gains or losses from derivative contracts are primarily related to non-cash unrealized changes in the fair value of EnerJex’s oil hedge portfolio as required by GAAP. In calculating our adjusted EBITDA of $1,162,781 for the three months ended September 30, 2013, approximately $983,688 of the adjustment in EBITDA for the effect of derivative contracts (oil hedges) is a non-cash item, and the remaining $181,500 is a cash item.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “The integration of Black Raven's team following completion of the merger has been very smooth and I am excited about our initial results at Adena Field, which offers tremendous potential for a small company like EnerJex. We have already re-entered and tested three wells at Adena which are currently in the process of being tied into production. I look forward to updating investors on our initial results at Adena in the near future along with results from our Kansas operations where we continue to actively drill.”

4040 Broadway Street, Suite 508  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.463.9297 | WWW.ENERJEX.COM

About EnerJex Resources, Inc.

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering approximately 100,000 acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

EnerJex’s operations are focused in five distinct projects where the company produces oil and natural gas from shallow reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg (“DJ”) Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by numerous competitors on trend with the Company’s properties. EnerJex’s headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production at newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; the ability to manage and continue growth; and the ability of management to successfully integrate Black Raven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

4040 Broadway Street, Suite 508  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.463.9297 | WWW.ENERJEX.COM

GAAP Reconciliations

In addition to revenue and net income determined in accordance with GAAP, we have provided a reconciliation of our adjusted revenue, adjusted net income (loss), and adjusted EBITDA (the “Adjusted Figures”) in this release. The Adjusted Figures are non-GAAP financial measures that we use as supplemental measures of our performance. The Adjusted Figures are not measurements of our financial performance under GAAP and should be considered as an alternative to revenue, net income, operating income or any other performance measure derived in accordance with GAAP. It should not be assumed that the Adjusted Figures are comparable to similarly named figures disclosed by other companies. We define adjusted revenue as revenue before the effect of the item listed in the table below, and adjusted net income (loss) and adjusted EBITDA as net income before the effects of the items listed in the tables below.

	QUARTER ENDING
UNAUDITED	September 30, 2013	September 30, 2012
Revenue	$2,694,506	$2,252,681
Revenue from Distributed Assets	$0	$291,165
Adjusted Revenue	$2,694,506	$1,961,516

	QUARTER ENDING
UNAUDITED	September 30, 2013	September 30, 2012
Net Income	$(619,902)	$(1,296,049)
Derivative Loss (Gain)	$1,160,374	$1,529,127
Adjusted Net Income (Loss)	$540,472	$233,078

	QUARTER ENDING
UNAUDITED	September 30, 2013	September 30, 2012
Net Income	$(619,902)	$(1,296,049)
Derivative Loss (Gain)	$1,160,374	$1,529,127
Interest	$137,831	$120,922
Depreciation, Depletion, Amortization	$484,478	$459,815
Taxes	$0	$0
Adjusted EBITDA	$1,162,781	$813,815

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

or

Investor Relations

Equity Market Advisors, LLC

Daniel Vernon, EMD Advisor

Phone: (405) 230-1124

Email: dv@equitymarketadvisors.com

4040 Broadway Street, Suite 508  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.463.9297 | WWW.ENERJEX.COM